Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142588 on Form S-8 of our report dated March 3, 2010, relating to the financial statements and financial statement schedule of The Middleby Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC 805 “Business Combinations” on January 4, 2009), and the effectiveness of The Middleby Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of The Middleby Corporation for the year ended January 2, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 3, 2010